Putnam RetirementReady 2020 Fund
7/31/05 Semi-Annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	 156
Class B	*
Class C 	*

72DD2 (000s omitted)

Class M	*
Class R	*
Class Y	 232

73A1
Class A	0.330
Class B	0.321
Class C	0.296

73A2
Class M	0.336
Class R	0.309
Class Y	0.349

74U1 (000s omitted)

Class A	805
Class B	4
Class C	1

74U2 (000s omitted)

Class M	4
Class R	*
Class Y	945

* Represents less than 1(000s omitted)

74V1

Class A	66.06
Class B	64.94
Class C	64.97

74V2

Class M	65.05
Class R	65.23
Class Y	70.54